UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 29, 2020

9 Meters Biopharma, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-37797	27-3948465
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

8480 Honeycutt Road, Suite 120, Raleigh, NC 27615
(Address of principal executive offices) (Zip Code)

(919) 275-1933
(Registrant’s telephone number, include area code)

Innovate Biopharmaceuticals, Inc.
(Former Name or Former Address, if Changed Since Last Report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock $0.0001 Par Value	NMTR	The Nasdaq Stock Market LLC

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.☒

Introductory Note
On April 30, 2020, Innovate Biopharmaceuticals, Inc., renamed 9 Meters Biopharma, Inc., a Delaware corporation, (the “Company”), consummated its merger with RDD Pharma Ltd., a company organized under the laws of Israel (“RDD”), in accordance with the terms of a previously disclosed Agreement and Plan of Merger and Reorganization (the “RDD Merger Agreement”), dated as of October 6, 2019, as amended on December 17, 2019, between the Company, RDD, INNT Merger Sub 1 Ltd., a company organized under the laws of Israel and a directly, wholly-owned subsidiary of the Company (“INNT Merger Sub”), and Orbimed Israel Partners, Limited Partnership, as the Shareholder Representative. Pursuant to the RDD Merger Agreement, INNT Merger Sub was merged with and into RDD (the “RDD Merger”), with RDD continuing as the surviving corporation and a direct wholly-owned subsidiary of the Company. The Company retained its public reporting and NASDAQ listing status.
Item 1.01     Entry into a Material Definitive Agreement.

Financing

As previously disclosed, a closing condition of the RDD Merger Agreement was financing commitments of at least $10,000,000 (the “Financing”). On April 29, 2020, the Company entered into a Securities Purchase Agreement with various investors pursuant to which the Company agreed to issue and sell to the investors units ("Units") consisting of one share of Series A Convertible Preferred Stock (the "Series A Preferred Stock") and one five-year warrant (the "Warrants") to purchase one share of Series A Preferred stock, for an aggregate of (i) 382,783 shares of Series A Preferred Stock, which are convertible into 38,278,300 shares (the “Conversion Shares”) of common stock, par value $0.0001 per share (the “Common Stock”), and (ii) Warrants to purchase up to 382,783 shares of Series A Preferred Stock, which are convertible into 38,278,300 shares of Common Stock (the “Conversion Warrant Shares”). The exercise price of the Warrants is $58.94 per share of Series A Preferred Stock, subject to adjustments as provided under the terms of the Warrants. In addition, broker warrants covering 7,261 Units and broker warrants covering 8,806 shares of Series A Preferred Stock, which are convertible into 2,332,800 shares of Common Stock in the aggregate, were issued in connection with the Financing. The closing of the Financing occurred on May 4, 2020.

Reference is made to the discussion of the Series A Preferred Stock in Item 5.03 of this Current Report on Form 8-K, which is incorporated into this Item 1.01 by reference.

William Blair & Company, L.L.C. acted as the sole lead placement agent for the Financing. GP Nurmenkari, Inc., National Securities, Westpark Capital, and Wynston Hill Capital acted as co-placement agents in connection with the Financing.

The total proceeds of the Financing were $22.5 million and the net proceeds to the Company from the Financing were approximately $19.1 million, after deducting placement agent fees and other offering expenses. Proceeds from the Financing will be used for the acquisition of Naia Rare Diseases, Inc., an exempted company incorporated under the laws of the Cayman Islands (“Naia”), and for working capital and general corporate purposes.

The Securities Purchase Agreement contains customary representations, warranties and covenants by the Company, indemnification obligations of the Company, including for liabilities under the Securities Act of 1933, as amended (the “Securities Act”), and other obligations of the parties. The representations, warranties, and covenants contained in the Securities Purchase Agreement were made only for purposes of such agreement and are made as of specific dates; are solely for the benefit of the parties (except as specifically set forth therein); may be subject to qualifications and limitations agreed upon by the parties in connection with negotiating the terms of the Securities Purchase Agreement, including being qualified by confidential disclosures made for the purpose of allocating contractual risk between the parties, instead of establishing matters as facts; and may be subject to standards of materiality and knowledge applicable to the contracting parties that differ from those applicable to the investors generally. Investors should not rely on the representations, warranties, and covenants or any description thereof as characterizations of the actual state of facts or condition of the Company.

Pursuant to the terms of the Securities Purchase Agreement, the Company entered into a registration rights agreement (the “Registration Rights Agreement”) with the investors pursuant to which the Company is required, among other things, to file with the U.S. Securities and Exchange Commission a shelf registration statement with respect to the Conversion Shares and the Conversion Warrant Shares held by such investors within 30 days following the closing of the Financing (the “Resale Registration Statement”). The Registration Rights Agreement contains customary terms and conditions for a transaction of this type.

The information contained in this Current Report on Form 8-K is not an offer to sell or a solicitation of an offer to buy the Series A Preferred Stock or Warrants or any other securities of the Company.

The foregoing description of the Securities Purchase Agreement, the Warrants, and the Registration Rights Agreement, are qualified in their entirety by reference to the complete text of the Securities Purchase Agreement, which is filed as Exhibit 10.1 hereto, the form of Warrant, which is filed as Exhibit 4.1 hereto, and the Registration Rights Agreement, which is filed as Exhibit 10.2 hereto, all of which are incorporated herein by reference.

Support Agreements

Effective April 29, 2020, stockholders representing a majority of the Common Stock entered into a voting agreement with the Company (the “Support Agreements”) providing that, among other things, each stockholder party to the Company Support Agreement will vote all of the Common Stock held by them in favor of the conversion of the Series A Preferred Stock issued in the Financing into Common Stock. Additionally, stockholders representing a majority of the Common Stock agreed to vote all of the Common Stock held by them in favor of an increase of the authorized shares available for issuance under the Company’s 2012 Omnibus Incentive Plan.

The foregoing description of the Support Agreements is qualified in its entirety by reference to the complete text of the Form of Support Agreement, a copy of which is filed as Exhibit 10.3 hereto and is incorporated herein by reference.

Naia Rare Diseases

On April 30, 2020, the Company entered into an Agreement and Plan of Merger (the “Naia Merger Agreement”) by and among the Company, Naia Merger Sub, Inc., a Delaware corporation and indirect wholly owned subsidiary of the Company (“First Merger Sub”), Second Naia Merger Sub, LLC, a Delaware limited liability company and indirect wholly owned subsidiary of the Company (“Second Merger Sub”), Naia, and Naia Limited, an exempted company incorporated under the laws of the Cayman Islands, as Shareholders’ Agent. The Naia Merger Agreement provides for the initial merger of First Merger Sub with and into Naia, with Naia surviving as an indirect wholly owned subsidiary of the Company, and the second merger of Naia with and into Second Merger Sub (together, the “Naia Merger”), with Second Merger Sub surviving and continuing as an indirect wholly owned subsidiary of the Company.

The consideration for the Naia Merger will be $2,112,000 in cash and $2,850,000 in shares of Common Stock, plus the payment of certain amounts paid prior to closing of the merger by Naia pursuant to its license agreements with Amunix totaling approximately $70,000. Consideration for the Naia Merger also includes future development and sales milestone payments worth up to $80,424,000 and royalties on net sales of certain products to which Naia has exclusive rights by license. The Company also agreed to register for resale the shares of Common Stock issued to Naia pursuant to the Naia Merger Agreement on the Resale Registration Statement.

The Naia Merger Agreement contains customary representations, warranties and covenants by the Company, First Merger Sub, Second Merger Sub, Naia and the Shareholders’ Agent, including mutual indemnification provisions that require the Company, First Merger Sub and Second Merger Sub, on the one hand, and Naia’s shareholders, on the other hand, to indemnify the other party for losses resulting from a breach of its respective representations, warranties or covenants in the Naia Merger Agreement. The representations, warranties, and covenants contained in the Naia Merger Agreement were made only for purposes of such agreement and are made as of specific dates; are solely for the benefit of the parties (except as specifically set forth therein); may be subject to qualifications and limitations agreed upon by the parties in connection with negotiating the terms of the Naia Merger Agreement, including being qualified by confidential disclosures made for the purpose of allocating contractual risk between the parties, instead of establishing matters as facts; and may be subject to standards of materiality and knowledge applicable to the contracting parties that differ from those applicable to the investors generally. Investors should not rely on the representations, warranties, and covenants or any description thereof as characterizations of the actual state of facts or condition of the Company.

The foregoing description of the Naia Merger Agreement is qualified in its entirety by reference to the complete text of the Naia Merger Agreement, a copy of which is filed as Exhibit 2.1 hereto and is incorporated herein by reference.

Item 2.01. Completion of Acquisition or Disposition of Assets.

RDD Merger

On April 30, 2020, the RDD Merger was consummated in accordance with the terms of the RDD Merger Agreement, and all outstanding ordinary and preferred shares of RDD, nominal value of NIS 0.01 each, were converted into the right to receive shares of validly issued, fully paid and non-assessable shares of Common Stock. Additionally, each outstanding RDD stock option was converted into and became an option exercisable for Common Stock with the number and exercise price adjusted to be consistent with the merger consideration. Each outstanding RDD warrant was exercised or cancelled prior to the effective time of the RDD Merger.

As of April 30, 2020, following the completion of the RDD Merger, the pre-closing Innovate stockholders owned approximately 62.0% of the combined company’s Common Stock and the former RDD shareholders owned approximately 38.0% of the combined company’s Common Stock, on a fully diluted basis. As of May 4, 2020, after giving effect to the closing of the RDD Merger, the Financing (as described in Item 1.01), and the Offer to Amend and Exercise (as described in Item 8.01), there were 91,387,975 million shares of Common Stock outstanding, and 382,783 shares of Series A Preferred Stock outstanding, which will be convertible into 38,278,300 shares of Common Stock.

To provide a fund for satisfaction of the Company’s post-closing rights to indemnification under the RDD Merger Agreement, an aggregate of 10% of the shares of Common Stock issued to RDD was placed in escrow, in accordance with an escrow agreement for a period of six months. The former RDD shareholders’ right to indemnification will be satisfied through the issuance of these additional shares of Common Stock.

On February 14, 2020, prior to the consummation of the RDD Merger, the stockholders of the Company approved the issuance of the Common Stock to the RDD shareholders in connection with the RDD Merger and the related transactions at a special meeting of stockholders. On February 3, 2020, prior to the consummation of the RDD Merger, the shareholders of RDD approved the RDD Merger Agreement at a special meeting of RDD shareholders.

The foregoing description of the RDD Merger Agreement is not complete and is qualified in its entirety by reference to the RDD Merger Agreement, which was previously filed as Exhibit 2.1 to the Current Report on Form 8-K filed on October 7, 2019, and the First Amendment to the RDD Merger Agreement, which was filed as Exhibit 2.1 to the Current Report on Form 8-K filed on December 17, 2019, and both are incorporated herein by reference.

Item 3.02.    Unregistered Sales of Equity Securities.

RDD Merger

Pursuant to the terms of the RDD Merger Agreement and in connection with the RDD Merger, the Company issued shares of Common Stock to former RDD shareholders. The number of shares issued, the nature of the transaction and the nature and amount of consideration received by the Company are described in Item 2.01 of this Form 8-K, which is incorporated by reference into this Item 3.02. The shares of Common Stock issued in connection with the RDD Merger were not registered under the Securities Act in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act and on similar exemptions under applicable state laws.

Financing

Pursuant to the terms of the Securities Purchase Agreement and in connection with the Financing, the Company issued shares of Series A Preferred Stock and Warrants to the investors. The number of shares issued, the nature of the transaction and the nature and amount of consideration received by the Company are described in Item 1.01 of this Form 8-K, which is incorporated by reference into this Item 3.02. The shares of Series A Preferred Stock, the Conversion Shares, the Warrants and the Warrant Shares issued in connection with the Financing were not registered under the Securities Act in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act and by Rule 506 of Registration D, promulgated under the Securities Act, and on similar exemptions under applicable state laws.

Item 5.01.     Changes in Control of Registrant.

Reference is made to Item 2.01 and Item 5.02 of this Current Report on Form 8-K, which are incorporated into this Item 5.01 by reference.

Item 5.02.     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Board Composition

Effective upon the consummation of the RDD Merger, Jay P. Madan, Anthony E. Maida III, Ph.D., M.A., M.B.A., and Saira Ramasastry, M.S., M. Phil., resigned from the Innovate Board of Directors (the “Board”) and Mark Sirgo, Pharm.D., Nissim Darvish, M.D., Ph.D., and John Temperato were appointed to the Board. The resignation of directors from the Board was not due to a disagreement with the Company on any matter relating to its operations, policies or practices.

Accordingly, immediately following the effective time of the RDD Merger, the directors serving on the Board are: Dr. Darvish, Lorin K. Johnson, Ph.D., Sandeep Laumas, M.D., Roy Proujansky, M.D., Dr. Sirgo (Chair) and Mr. Temperato. Drs. Darvish and Sirgo and Mr. Temperato served as directors of RDD prior to the closing of the RDD Merger. The Board has affirmatively determined that all directors, except for Dr. Laumas and Mr. Temperato, are independent directors within the meaning of the applicable Nasdaq listing standards. The members of the audit committee are Drs. Darvish, Johnson and Sirgo (Chair); the members of the compensation committee are Drs. Darvish and Johnson (Chair); and the members of the nominating and corporate governance committee are Drs. Darvish (Chair) and Johnson.

The Board approved option grants to each of Drs. Darvish and Sirgo to purchase 50,000 shares of Common Stock which will vest in equal installments over 36 months.

Indemnification Agreements

In connection with the RDD Merger, Drs. Darvish and Sirgo and Mr. Temperato have entered into the standard director indemnification agreement with the Company, effective as of April 30, 2020. The form indemnification agreement was previously filed as Exhibit 10.3 to the Current Report on Form 8-K, filed on February 2, 2018, and is incorporated by reference into this Item 5.02.

Separation Agreements

In connection with the RDD Merger, the Company entered into a Separation Agreement with each of Dr. Laumas (in his capacity as Chief Executive Officer of the Company, not in his capacity as a director) (the “Laumas Separation Agreement”) and Jay P. Madan, M.S., the Company’s President and Chief Business Officer (the “Madan Separation Agreement”), subject to a seven-day revocation period, as required by law, for each executive’s full release of any claims against the Company to the maximum extent permitted by law, in exchange for certain severance benefits. Dr. Laumas and Mr, Madan resigned from their positions as Chief Executive Officer and President and Chief Business Officer of the Company, respectively. Pursuant to the Laumas Separation Agreement, effective on the closing date of the Merger, Dr. Laumas received severance pay of $275,000, payable in installments over the 12-month period following separation, and 12 months of COBRA supplement. Pursuant to the Madan Separation Agreement, effective on the closing date of the Merger, Mr. Madan received severance pay of $285,000, payable in installments over the 12-month period following separation, a bonus payment of $220,163, paid in lump sum on the same payroll date on which severance pay commences, and 12 months of COBRA supplement. In addition, Mr. Madan will provide assistance to the Company, as requested by the Company, for transition for the one month following the separation date and will be compensated at $200 per hour for such services upon submission of an invoice detailing such services.

The foregoing summaries of the material terms of the Laumas Separation Agreement and the Madan Separation Agreement are qualified in their entirety by reference to the complete text of the agreements, copies of which are filed hereto as Exhibit 10.4 and Exhibit 10.5, respectively, and are incorporated herein by reference.

John Temperato

Effective upon the consummation of the RDD Merger, the Company entered into an employment agreement with Mr. Temperato for him to serve as the Company’s Chief Executive Officer (the “Employment Agreement”).

Mr. Temperato, 55, served as the Chief Executive Officer of RDD from March 2019 until April 2020. Prior to joining RDD, Mr. Temperato held various leadership roles, including most notably U.S. President & Chief Operating Officer with Atlantic Healthcare,

President & Chief Operating Officer/Chief Commercial Officer with Melinta Therapeutics, and Senior Vice President of Sales and Managed Markets with Salix Pharmaceuticals. Notably, at Salix Pharmaceuticals (Salix), Mr. Temperato played a critical role in the successful commercialization and growth of their broad GI portfolio and executed over ten launches during his tenure at the company driving growth of company revenues from $119 million in 2004 to $2 billion in 2015. Across his career, Mr. Temperato has been instrumental in defining and executing capital efficient go-to-market strategies, business development strategy and overseeing the commercialization and life-cycle management for small molecules, devices, and biologics. Additionally, he has developed strategies for reimbursement and external healthcare policy. He holds a Bachelor of Science degree from the University of Bridgeport in Bridgeport, Connecticut.

Mr. Temperato has no familial relationships with any executive officer or director of the Company. There have been no transactions in which the Company has participated and in which Mr. Temperato has had a direct or indirect material interest that would be required to be disclosed under Item 404(a) of Regulation S-K.

Pursuant to the Employment Agreement, Mr. Temperato began full-time employment with the Company upon the effective time of the RDD Merger on April 30, 2020, at an initial base salary of $450,000 per year, subject to review and adjustment by the Board from time to time. The Board approved an option grant to Mr. Temperato to purchase 1,000,000 shares of Common Stock, which will vest 25% upon grant, with the remainder vesting in 48 equal month installments, provided that Mr. Temperato remains an employee of the Company as of each such vesting date. Mr. Temperato will be eligible to receive a discretionary annual bonus with a target amount of 40% of his base salary, as determined by the Board in its sole discretion (and pro-rated for 2020). Mr. Temperato will also be eligible to participate in the Company’s other employee benefit plans as in effect from time to time on the same basis as are generally made available to other senior executive employees of the Company.

If the employment of Mr. Temperato is terminated by the Company without “Cause” or by Mr. Temperato for “Good Reason” (each as defined in the Employment Agreement), in each case subject to Mr. Temperato entering into and not revoking a separation agreement, Mr. Temperato will be eligible to receive 12 months of his then-current base salary, the prorated amount of his target year-end bonus, and accelerated vesting of his unvested options and restricted stock unit awards that were scheduled to vest in the 12 months following termination.

The foregoing summary of the material terms of the Employment Agreement is qualified in its entirety by reference to the complete text of the agreement, a copy of which is filed as Exhibit 10.6 hereto and is incorporated herein by reference.

Transaction Bonus

In connection with the consummation of the Merger, the Board approved the grant of transaction bonuses payable to certain executive officers of the Company. The Company approved the grant of a transaction bonus for the executive’s efforts in assisting the Company to consummate the Merger to each of Dr. Laumas, the former Chief Executive Officer of the Company, in the amount of $212,438 and an option to purchase 389,294 shares of Common Stock, Edward Sitar, the Chief Financial Officer of the Company, in the amount of $213,750 and an option to purchase 176,156 shares of Common Stock, and Mr. Madan, the Company’s former President and Chief Business Officer, in the amount of $220,163 and an option to purchase 203,406 shares of Common Stock. Each transaction bonus option grant was immediately vested and has an exercise price of $0.60. Additionally, the Board approved a retention award for Mr. Sitar of an option exercisable for 125,000 shares of Common Stock, of which 25% shall be immediately vested and the remainder vests in 48 equal monthly installments, with an exercise price of $0.70.

Item 5.03.    Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On April 29, 2020, the Company filed a Certificate of Designation of Preferences, Rights and Limitations of the Series A Convertible Preferred Stock with the Secretary of State of the State of Delaware (the “Certificate of Designation”) creating a new series of authorized preferred stock of the Company designated as the “Series A Convertible Preferred Stock”. The Certificate of Designation became effective with the Secretary of State of the State of Delaware upon filing.

The number of shares of Series A Preferred Stock designated shall be up to 600,000. Holders of Series A Preferred Stock are entitled to receive dividends on shares of Series A Preferred Stock equal, on an as-if-converted-to-Common-Stock basis, and in the same form as dividends actually paid on shares of the Common Stock. Except as otherwise required by law, the Series A Preferred Stock does not have voting rights. However, as long as any shares of Series A Preferred Stock are outstanding, the Company will not, without the affirmative vote of the holders of a majority of the then outstanding shares of the Series A Preferred Stock, (a) alter or change adversely the powers, preferences or rights given to the Series A Preferred Stock, (b) alter or amend the Certificate of Designation, (c) amend its certificate of incorporation or other charter documents in any manner that adversely affects any rights of the holders of Series A Preferred Stock, (d) increase the number of authorized shares of Series A Preferred Stock, (e) pay certain dividends or (f) enter into any agreement with respect to any of the foregoing. The Series A Preferred Stock does not have a preference upon any liquidation, dissolution or winding-up of the Company. Pursuant to the terms of the Certificate of Designation, the Company is not permitted to issue any shares of Common Stock upon conversion of the Series A Preferred Stock unless the Company obtains shareholder approval, provided that holders of Series A Preferred Stock may opt out of automatic conversion only to the extent such holder would beneficially own more than 4.99% of the outstanding shares of Common Stock at the time of stockholder approval. Each share of Series A Preferred Stock is convertible into Common Stock, based on an initial conversion ratio of 1:100, as adjusted in accordance with the Certificate of Designation, upon receipt of the approval of the Company’s stockholders.

On May 1, 2020, the Company filed an amendment to its amended and restated certificate of incorporation (the “Name Change Charter Amendment”) to change the name of the corporation from “Innovate Biopharmaceuticals, Inc.” to “9 Meters Biopharma, Inc.”.

The foregoing descriptions of the Certificate of Designation and the Name Change Charter Amendment are not complete and are qualified in their entirety by reference to the documents attached hereto as Exhibits 3.1 and 3.2, respectively, which are incorporated herein by reference.
Item 8.01.    Other Events.
Press Releases
On April 30, 2020 and May 4, 2020, the Company issued press releases regarding the matters discussed in this Current Report on Form 8-K. Copies of the press releases are attached hereto as Exhibit 99.1 and 99.2 and are incorporated herein by reference.
Warrant Tender Offer
Pursuant to an offer to Amend and Exercise, dated February 12, 2020, the Company offered to amend, upon the terms and subject to the conditions set forth therein, outstanding warrants (the “Original Warrants”) to purchase an aggregate of 12,346,631 shares of common stock (the “Offer to Amend and Exercise”). Pursuant to the Offer to Amend and Exercise, the Original Warrants of holders who elected to participate in the Offer to Amend and Exercise were amended to: (i) shorten the exercise period so that they expire on April 29, 2020 and (ii) reduce the exercise price to $0.10. The Offer to Amend and Exercise expired at 5:00 p.m. Eastern time on April 29, 2020. Pursuant to the Offer to Amend and Exercise, an aggregate of 12,230,418 Original Warrants were tendered by their holders and were amended and exercised in connection therewith for gross proceeds to the Company of approximately $1.22 million. Such tendered Original Warrants represent approximately 99% of the Company’s outstanding Original Warrants.
Investor Presentation
May 4, 2020, the Company posted an updated Investor Presentation regarding the business of the combined company after completion of the previously announced proposed merger with RDD to its website at www.9meters.com. A copy of the investor presentation is attached hereto as Exhibit 99.3.
Item 9.01.    Financial Statements and Exhibits.

(a)	Financial statements of businesses acquired.
The financial statements required by this Item 9.01(a) will be filed by amendment to this Current Report on Form 8-K not later than 71 calendar days after the date on which this Current Report on Form 8-K is required to be filed.
(b) Pro forma financial information.
The pro forma financial information required by this Item 9.01(b) will be filed by amendment to this Current Report on Form 8-K not later than 71 calendar days after the date on which this Current Report on Form 8-K is required to be filed.
(d) Exhibits.

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated April 30, 2020, among Innovate Biopharmaceuticals, Inc., Naia Merger Sub, Inc., Second Naia Merger Sub, LLC, and Naia Rare Diseases, Inc.*

3.1	Certificate of Designation of Series A Convertible Preferred Stock.

3.2	Amendment to the Amended and Restated Certificate of Incorporation of Innovate Biopharmaceuticals, Inc.

4.1	Form of Series A Convertible Preferred Stock Warrant.

10.1	Securities Purchase Agreement, dated April 29, 2020, between Innovate Biopharmaceuticals, Inc. and the investors named therein.#

10.2	Registration Rights Agreement, dated April 29, 2020, between Innovate Biopharmaceuticals, Inc. and the investors named therein.#

10.3	Form of Company Support Agreement by and among Innovate Biopharmaceuticals, Inc. and RDD Pharma Ltd.

10.4	Separation Agreement, dated April 30, 2020, between Innovate Biopharmaceuticals, Inc. and Sandeep Laumas.

10.5	Separation Agreement, dated April 30, 2020, between Innovate Biopharmaceuticals, Inc. and Jay Madan.

10.6	Employment Agreement, dated April 30, 2020, between Innovate Biopharmaceuticals, Inc. and John Temperato.

99.1	Press Release, April 30, 2020.

99.2	Press Release, May 4, 2020.

99.3	Investor Presentation

*
Certain confidential portions and the schedules and exhibits to this agreement have been omitted from this filing pursuant to Item 601(b)(2) of Regulation S-K. The Company will furnish copies of any such schedules or exhibits to the SEC upon request.

#
The schedules and exhibits of this exhibit have been omitted from this filing pursuant to Item 601(b)(10) of Regulation S-K. The Company will furnish copies of any such schedules or exhibits to the SEC upon request.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

9 Meters Biopharma, Inc.

Date: May 4, 2020	By:	/s/ Edward J. Sitar
Edward J. Sitar
Chief Financial Officer